Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

John G. Corp

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC. ANNOUNCES AGREEMENT TO DIVEST 1,163 NET

MARCELLUS ACRES PLUS TWO PAD SITES IN TYLER COUNTY, WEST

VIRGINIA FOR APPROXIMATELY $11.2 MILLION IN NET PROCEEDS

Company Retains its Core Acreage Positions in

Marshall, Wetzel and Marion Counties, West Virginia

ST. MARYS, W.Va., Oct. 2, 2013 /PRNewswire/ — Trans Energy, Inc. (OTCQB: TENG) today announced the signing of an agreement to divest its Marcellus assets in Tyler County, West Virginia, for approximately $11.2 million in net proceeds, subject to adjustments to be determined at closing.

The divestiture consists of 1,163 net acres, two pad sites, and one uncompleted horizontal Marcellus well. The acreage represents approximately six percent of Trans Energy’s total net acreage position targeting the Marcellus Shale. The Company has not completed the horizontal Marcellus well in Tyler County and no longer plans to complete either of the two previously announced wells before the closing of the transaction. The transaction is expected to close before year end 2013, pending satisfactory title diligence by the buyer.

John Corp, President of Trans Energy, said, “Today’s announcement supports our belief that Marcellus Shale acreage in northwest West Virginia is highly valuable.”

Corp continued, “While we believe Tyler County is located in an attractive part of the Marcellus Shale, we determined that our acreage position in the county was not large enough to warrant spending additional resources. Moreover, we believe that allocating the proceeds from the sale toward development of our core acreage positions in Marshall, Wetzel and Marion Counties can further enhance the value of our positions in those counties, thereby increasing shareholder value.”

After the sale, Trans Energy will continue to own approximately 17,500 net acres in Marshall, Wetzel and Marion Counties.

About Trans Energy, Inc.

Trans Energy, Inc. (TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans and the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.